EXHIBIT 5.1
                     [COOLEY GODWARD LLP LETTERHEAD]


July 24, 1998


JetFax, Inc.
1378 Willow Road
Menlo Park, California  94025


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Jet Fax, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of 1,634,216 shares of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), 899,984 of which are held by certain of the Selling Security holders and were issued pursuant to the Agreement and Plan of Reorganization, dated as of November 11, 1997 among the Company, JF Acquisition Sub, Inc., DocuMagix, Inc. and the former shareholders of DocuMagix, Inc. (the "Reorganization Shares"). In addition, the Registration Statement covers 388,500 shares of Common Stock issued to Ailicec International Enterprises Limited ("Ailicec") pursuant to its conversion of the Company's Series E Preferred Stock, and 344,732 shares of Common Stock (the "Warrant Shares") issuable upon exercise of a warrant held by Ailicec (the "Warrant").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, the Warrant, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Reorganization Shares have been validly issued, and are fully paid and nonassessable, and (ii) the Conversion Shares have been validly issued, and are fully paid and nonassessable, and (iii) the Warrant Shares, when acquired upon exercise of the Warrant in accordance with its terms, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Patrick A. Pohlen

Patrick A. Pohlen


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